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                                                                     Exhibit 4.2

                                WARRANT AGREEMENT

                  This Agreement, dated as of April 1, 1997, between NAVIGATION TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), and PHILIPS MEDIA SERVICES B.V., a Netherlands corporation (together with its successors or assigns, "Philips").

                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, the Company and Philips are party to an Amended and Restated Master Loan Agreement, dated as of April 1, 1997 (as amended, the "Master Loan Agreement"); and

                  WHEREAS, pursuant to the Master Loan Agreement, it is a condition that, on or prior to the date of the Initial Term Note Loan (as defined in the Master Loan Agreement) that the Company execute and deliver this Agreement to Philips; and

                  WHEREAS, the Company desires to execute and deliver this Agreement to Philips in order to satisfy such condition in contemplation of requesting one or more Term Note Loans pursuant to the Master Loan Agreement; and

                  WHEREAS, the Company and Philips wish to set forth the terms and conditions in connection with the issuance, division, transfer, exchange and exercise of Warrants,

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  Section 1. Certain Definitions. For purposes of this Agreement, the terms set forth below have the meanings indicated. Other terms are defined elsewhere in this Agreement. Unless otherwise specified, capitalized terms used in this Agreement but not defined herein have the meaning ascribed to such terms in the Master Loan Agreement.

                  (a) "Affiliate" shall mean, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made.

                  (b) "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

                  (c) "Close of Business" on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

                  (d) "Closing Price" shall mean the last reported sale price on the day in question or, in case no such sale takes place on such day, the average of the reported closing

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bid and asked prices of the Common Stock, in each case on the New York Stock
Exchange ("NYSE"), or, if the Common Stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm reasonably acceptable to Majority Warrant Holders selected from time to time by the board of directors of the Company for such purpose. In the case of a Closing Price of Common Stock on the NYSE, such price shall mean the closing price reported in the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not so reported, another authoritative source).

                  (e) "Designated Office" shall mean the Company's office in Sunnyvale, California or such other office as the Company may designate to the holders of the Warrant Certificates as its principal office for the administration of this Warrant Agreement.

                  (f) "Majority Warrant Holders" shall mean one or more Persons holding one or more Warrant Certificates registered in its or their name entitling it or them to purchase, in the aggregate, a number of shares of Common Stock in excess of 50% of the aggregate number of shares of Common Stock which all holders of the then outstanding Warrant Certificates are entitled to purchase.

                  (g) "Person" shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

                  (h) "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York are not authorized or obligated by law or executive order to close.

                  Section 2. Form of Warrant Certificates. The Warrant Certificates (together with the form of election to purchase Common Stock and the form of assignment to be attached thereto) shall be substantially in the form of Exhibit A hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement and the Master Loan Agreement or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Warrants may from time to time be listed, admitted to trading or quoted. Subject to the provisions of Section 16 hereof, the Warrant Certificates, whenever issued, shall be dated as of the date of their issue and on their face shall entitle the holders thereof to purchase such number of shares of Common Stock as shall be set forth therein for $.01 per share (the "Purchase Price"), but the number of such shares and the Purchase Price shall be subject to the adjustments as provided herein.


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                  Section 3. Countersignature and Registration. The Warrant
Certificates shall be manually executed on behalf of the Company by its Chairman, President or Chief Executive Officer and have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company. Any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

                  The Company will keep or cause to be kept, in the Designated Office, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of Warrants evidenced on its face by each of the Warrant Certificates and the date of each of the Warrant Certificates.

                  Section 4. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates. At any time after the Close of Business on the date hereof, and at or prior to the Close of Business on the Expiration Date (as such term is hereinafter defined), any Warrant Certificate or Warrant Certificates may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the registered holder to purchase in the aggregate a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the Designated Office. The Company will deliver a duly executed sealed and attested Warrant Certificate or Warrant Certificates to the appropriate registered holder. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates.

                  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or, if requested in the case of any holder other than Philips or its successors, security reasonably satisfactory to the Company, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender to the Company and cancellation of the Warrant Certificate if mutilated, the Company will make, duly execute, seal and attest, and deliver a new Warrant Certificate of like tenor to the registered holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

                  Section 5. Exercise of Warrants; Purchase Price; Expiration Date of Warrants. (a) The registered holder of any Warrant Certificate may exercise the Warrants evidenced thereby in whole or in part upon presentation and surrender of the Warrant Certificate, with the Form of Election to Purchase attached thereto duly executed, to the Company at the Designated Office, together with payment of the Purchase Price in immediately available funds for each share of Common Stock as to which the Warrants are exercised, at or prior to the Close of Business on April 1, 2007 or, if such date is not a Business Day, the next Business Day thereafter (the "Expiration Date").


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                  (b) The Purchase Price is subject to adjustment from time to time as provided in Section 9 hereof.

                  (c) Upon receipt of a Warrant Certificate, with the Form of Election to Purchase duly executed, accompanied by payment of the aggregate Purchase Price (rounded up to the nearest $0.01) for the shares to be purchased and an amount equal to any applicable tax or governmental charge payable by the holder pursuant to Section 7 in cash, or by wire transfer, certified check or bank draft payable to the order of the Company in immediately available funds, the Company shall within two Business Days (i) requisition from any transfer agent of the Common Stock of the Company certificates for the number of whole shares of Common Stock to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests and (ii) after receipt of such certificates cause the same to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder.

                  (d) Notwithstanding anything to the contrary in this Section 5, a Warrant may also be exercised solely by the surrender of the Warrant, and without the payment of the Purchase Price in cash, for such number of shares equal to the product of (1) the number of shares for which such Warrant is exercisable with payment of the Purchase Price as of the date of exercise and
(2) the Cashless Exercise Ratio. For the purposes of this Agreement, the "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the current market price of the Common Stock on the date of exercise over the Purchase Price Per Share as of the date of exercise and the denominator of which is the current market price of the Common Stock on the date of exercise. An exercise of a Warrant in accordance with the immediately preceding sentences is herein called a "Cashless Exercise." Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares deliverable upon a Cashless Exercise shall be equal to the number of Warrants that the holder specifies is to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of this Agreement shall be applicable with respect to an exercise of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. "Purchase Price Per Share" means the Purchase Price divided by the number of shares for which a Warrant is then exercisable (without giving effect to the Cashless Exercise option).

                  (e) In case the registered holder of any Warrant Certificate shall exercise less than all the Warrants evidenced thereby, a new Warrant Certificate evidencing Warrants equivalent to the Warrants remaining unexercised shall be issued by the Company to the registered holder of such Warrant Certificate or to his duly authorized assigns.

                  Section 6. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall be cancelled by the Company, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Warrant Agreement. The Company shall so cancel and retire any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof.


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                  Section 7. Reservation and Availability of Shares of Common
Stock; Reports; Taxes. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury such number of shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. The transfer agent for the Common Stock (the "Transfer Agent") will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent.

                  So long as the Common Stock issuable upon the exercise of Warrants may be listed on the NYSE or any other national securities exchange or quoted in any interdealer quotation system, the Company shall use its best efforts to cause all shares reserved for such issuance to be listed on the NYSE or such other exchange or approved for quotation in such interdealer quotation system upon official notice of issuance upon such exercise.

                  The Company covenants and agrees that

                  (i) it will assist Philips and any other registered holder of Warrant Certificates to effect assignments and transfers thereof and of the shares of Common Stock issuable upon exercise of the Warrants, and will cooperate to facilitate transfers thereof in compliance with applicable federal and state securities laws including, if requested by Majority Warrant Holders, registration with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of any shares of Common Stock issued by the Company upon exercise of Warrants and the subsequent sale of such shares without further registration; and

                  (ii) it will take all such actions in a timely manner as may be necessary to insure that all shares of Common Stock delivered upon exercise of Warrants, if any, shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

                  The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates and the initial issuance of shares of Common Stock upon the exercise of Warrants. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the registered holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any certificates for shares of Common Stock upon the exercise of any Warrants until any such tax or governmental charge that is not payable by the Company shall have been paid (any such tax or governmental charge being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company's reasonable satisfaction that no such tax or governmental charge is due.


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                  So long as any of the Warrants remain outstanding, at the
request of a Warrant holder,

                  (i) at any time when the Company is not required to file reports ("SEC Reports") with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company shall cause copies of its regularly prepared unaudited quarterly and audited annual financial reports to be mailed to such Warrant holder within 15 days after the later of such request and the date such financial reports are available; and

                  (ii) at any time when the Company is required to file SEC Reports, the Company shall cause copies of any quarterly and annual financial reports and of any information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, to be mailed to such Warrant holder within 15 days after the later of such request and such filing with the SEC.

                  Section 8. Common Stock Record Date. Each person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered together with a duly executed Form of Election and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Stock transfer books of the Company are open.

                  Section 9. Adjustment of Purchase Price, Number of Shares or Number of Warrants. The Purchase Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in this Section 9.

                  (a) In the event the Company shall at any time after the date of this Agreement (i) pay a dividend or make a distribution on the Common Stock in shares of capital stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Purchase Price and the number and kind of shares of capital stock issuable upon the exercise of a Warrant (as in effect immediately prior to such action) shall be proportionately adjusted so that the holder of any Warrant exercised after such action shall be entitled to receive the aggregate number and kind of shares of capital stock which he would have owned immediately following such action, if such Warrant had been exercised immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustment shall be made successively


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whenever any event listed above shall occur and, in the event that such dividend or distribution is not paid, such adjustment shall be readjusted retroactively.

                  (b) In case the Company shall fix a record date for the issuance (without consideration) of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 60 calendar days after such date of issue) to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) at a price per share of Common Stock (or having an initial conversion, exchange or exercise price per share of Common Stock, if a security convertible into or exchangeable or exercisable for Common Stock) less than the current market price per share of Common Stock (as defined in Section 9(f)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate offering price for the convertible, exchangeable or exercisable securities so to be offered) would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible, exchangeable or exercisable securities so to be offered are initially convertible, exchangeable or exercisable). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement sent to all registered holders of Warrant Certificates and kept on record at the Company for the benefit of each holder of any Warrant Certificates. The aggregate offering price for the issuance of convertible, exchangeable or exercisable securities shall be deemed to be the consideration to be received by the Company for such securities plus the additional minimum initial consideration, if any, to be received by the Company upon the conversion, exchange or exercise thereof. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued and, to the extent, if issued, they expire without being exercised, the Purchase Price shall be readjusted retroactively to be the Purchase Price which would then be in effect if such record date had not been fixed.

                  (c) In case the Company shall fix a record date for the making of a dividend or distribution (other than a cash dividend or distribution out of retained earnings or earned surplus, except a special or extraordinary dividend or distribution, and dividends or distributions of the stock of the Company which are covered by Section 9(a)) to all holders of Common Stock (including any distribution made in connection with a consolidation or merger in which the Company is the continuing corporation), of evidences of indebtedness or assets (including cash, except in respect of dividends and distributions other than special or extraordinary dividends or distributions) or rights or warrants (excluding those referred to in Section 9(b)) to purchase debt securities, assets or other securities of the Company, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction of which the numerator shall be the current market price per share of Common Stock (as defined in Section 9(f)) on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination


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shall be described in a statement sent to all registered holders of Warrant
Certificates and kept on record at the Company for the benefit of each holder of any Warrant Certificate) of such distribution applicable to one share of Common Stock, and of which the denominator shall be such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall be readjusted retroactively to be the Purchase Price which would then be in effect if such record date had not been fixed.

                  (d) If the Company issues shares of Common Stock to any Person other than Philips or an Affiliate of Philips, and other than pursuant to exercises of Warrants, in an underwritten public offering of shares registered under the Securities Act or pursuant to rights, options or warrants issued in transactions described in the foregoing subsections of this Section 9, for a consideration per share less than the current market price per share of Common Stock on the date the Company fixes the offering price of such additional shares, the Purchase Price to be in effect immediately after such issuance shall be determined by multiplying the Purchase Price in effect immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such date of issuance plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price and of which the denominator shall be the number of shares of Commons Stock outstanding immediately after the issuance of such additional shares. The adjustment shall be made successively whenever any such issuance is made and shall become effective immediately after such issuance.

                  (e) If the Company issues any securities convertible into or exchangeable or exercisable for Common Stock (other than securities issued in transactions described in the foregoing subsections of this Section 9) to any Person other than Philips or an Affiliate of Philips for a consideration per share of Common Stock initially deliverable upon conversion of or exchange or exercise for such securities (plus the consideration for the security convertible, exchangeable or exercisable for such share of Common Stock) less than the current market price per share on the date of issuance of such securities, the Purchase Price to be in effect immediately after such issuance shall be determined by multiplying the Purchase Price in effect immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such date of issuance plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such securities would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the maximum number of shares of Common Stock deliverable upon conversion of or in exercise or exchange for such securities at the initial conversion rate. The aggregate consideration received for the issuance of such securities shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum initial consideration, if any, to be received by the Company upon the conversion, exchange or exercise thereof. The adjustment shall be made successively whenever any such issuance is made and shall become effective immediately after such issuance.

                  (f) For the purpose of any computation pursuant to this Agreement, the "current market price" per share of Common Stock on any date shall be deemed to be the average of the daily Closing Price per share of such Common Stock for the 30 consecutive


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Trading Days immediately prior to such date. If the Common Stock is not publicly held or not so listed or traded, "current market price" per share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement sent to the registered holders of Warrant Certificates and kept on record at the Company for the benefit of each holder of any Warrant Certificate.

                  (g) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this
Section 9(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made to the nearest ten-thousandth of a cent or the nearest ten-thousandth of a share, as the case may be.

                  (h) In the event that at any time, as a result of an adjustment made pursuant to this Section 9, the holder of any Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 9 (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement sent to the registered holders of Warrant Certificates and kept on record at the Company for the benefit of each holder of any Warrant Certificates), and the provisions of Sections 5, 7, 8 and 11 with respect to the shares of Common Stock shall apply on like terms to any such other shares.

                  (i) Unless the Company shall have exercised its election as provided in Section 9(j), upon each adjustment of the Purchase Price as a result of the calculations made in this Section 9, each Warrant outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of shares (calculated to the nearest ten-thousandth) obtained by (i) multiplying (x) the number of shares covered by a Warrant immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and
(ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

                  (j) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Warrants, in substitution for any adjustment in the number of shares of Common Stock purchasable upon the exercise of a Warrant. The aggregate Warrants outstanding immediately after such adjustment of the number of Warrants shall be exercisable for the same number of shares of Common Stock for which the aggregate Warrants were exercisable immediately prior to such adjustment of the number of Warrants. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest ten-thousandth) obtained by dividing the Purchase Price in effect prior to adjustment of the Purchase Price by the Purchase Price in effect after adjustment of the Purchase Price. The Company shall notify record holders of Warrants of its election to adjust the number of Warrants, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but shall be at least 10 days later than the date of the public announcement.

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Upon each adjustment of the number of Warrants pursuant to this subsection (j)
the Company shall, as promptly as practicable, cause to be distributed to holders of record of Warrant Certificates on such record date Warrant Certificates evidencing the additional Warrants to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Warrant Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to which such holders shall be entitled after such adjustment. Warrant Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Warrant Certificates on the record date specified in the public announcement.

                  (k) Irrespective of any adjustment or change in the Purchase Price or the number of shares of Common Stock issuable upon the exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued may continue to express the Purchase Price per share and the number of shares which were expressed upon the initial Warrant Certificates issued hereunder.

                  (l) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, the Company shall take any corporate action which may be necessary in order that the Company may validly issue fully paid and nonassessable shares of such Common Stock at such adjusted Purchase Price.

                  (m) In any case in which this Section 9 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Warrant exercised after such record date of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise over and above the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                  (n) Anything in this Section 9 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this
Section 9, as and to the extent that it in its sole discretion shall determine to be advisable in order that any event treated for federal income tax purposes as a distribution of stock or stock rights shall not be taxable to the recipients; provided, however, that any reduction of the Purchase Price pursuant to this Section 9(n), other than a reduction which the Company has irrevocably committed will be in effect for so long as any Warrants are outstanding, does not change or adjust the Purchase Price otherwise in effect for purposes of subsections (a) through (e), inclusive, of this Section 9.

                  (o) If any event shall occur as to which the provisions of this Section 9 are not strictly applicable but the failure to make any adjustment would in the good faith judgment of the Company's Board of Directors adversely affect the purchase rights represented by the Warrants in accordance with the essential intent and principles of this Section 9, then, in each such case, the Company shall appoint an investment banking firm of recognized national standing, or any other financial expert satisfactory to the Majority Warrant Holders which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 9, necessary to preserve, without dilution or accretion, the rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Warrants and shall make the adjustments described therein.

                  (p) The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrants against impairment.

                  Section 10. Certification of Adjusted Purchase Price or Number of Shares. Whenever the Purchase Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in Section 9 or 11, the Company shall (a) promptly prepare a certificate signed by an executive officer of the Company and one of its accounting officers setting forth the Purchase Price as so adjusted and/or the number of shares of Common Stock issuable upon exercise of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment and setting forth a computation by which such adjustment was made, (b) promptly send to each transfer agent for the Common Stock a copy of such certificate and (c) mail a brief summary thereof to each registered holder of a Warrant Certificate in accordance with Section 18.

                  Section 11. Consolidation, Merger or Sale or Transfer of Assets. In case of any consolidation or merger of the Company with another corporation or in case of any sale, lease or conveyance to another Person of all or substantially all of the assets or property of the Company, the Company or such successor or purchasing corporation, as the case may be, shall execute and deliver to each registered holder of a Warrant Certificate an agreement providing such holder with the right, upon payment of the Purchase Price in effect immediately prior to such action, to purchase upon exercise of each Warrant the kind and amount of shares or other securities or property that he would have owned or been entitled to receive after the happening of such action, had such Warrant been exercised immediately prior to such action. Notwithstanding the foregoing, in the case of any merger or other transaction in which any publicly held Common Stock shall be converted into the right to receive a consideration consisting solely of cash, each holder of a Warrant, without having to take any other action than the surrendering of such Warrant to the Company, shall receive in full and complete satisfaction of the rights appertaining to the Warrants an amount equal to the amount (if any) by which the price per share payable to, or which would be received by, any public holder of Common Stock in connection with such transaction exceeds the Purchase Price in effect immediately prior to such merger or other transaction. The Company shall mail by first-class mail, postage prepaid, to each holder of a Warrant, notice of the execution of any such agreement referred to in the first sentence of this
Section 11.

Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 9 in relation to any securities or property (including cash) thereafter deliverable upon the exercise of the Warrants. The provisions of this Section 11 shall similarly apply to successive mergers or consolidations or sales or other transfers.

             Section 12.  Transfer of Warrant Certificates.

                  (a) General Provisions. The Warrant Certificates and the Common Stock or other securities issuable upon the exercise or conversion thereof (the "Restricted Securities") are transferable only among Philips and its affiliates or pursuant to (i) public offerings registered under the Securities Act, (ii) SEC Rule 144 or Rule 144A (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 12(b), any other legally available means of transfer.

                  (b) Opinion Delivery. In connection with the transfer of any Restricted Securities (other than a transfer described in Section 12(a)(i)), the registered holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company such an opinion of counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in
Section 12(c). So long as such Restricted Securities are required to bear such a legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 12 and makes the representations set forth in Section 12(e).

                  (c) Legends. Each Warrant Certificate or other certificate representing Restricted Securities shall be imprinted with a legend in substantially the following form:

         "The securities represented by this certificate were originally issued on _______, 1997, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Warrant Agreement, dated as of _______, 1997 and as amended and modified from time to time, between the issuer (the "Company") and Philips Media Services, B.V., and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the registered holder hereof upon written request and without charge."

                  (d) Legend Removal. If, at any time following a public offering of shares registered under the Securities Act, any Restricted Securities become eligible for a sale pursuant to Rule 144(k) under the Securities Act, the Company shall, upon the request of the registered holder of such Restricted Securities, remove the legend set forth in Section 12(c) from the certificates for such Restricted Securities.

                  (e) Representations by Philips. This Agreement is entered into by the Company in reliance upon the representations and covenants made by Philips in this Section 12, which by its execution of this Agreement Philips hereby confirms.

                  (i) Philips understands that the Restricted Securities have not been registered under the Securities Act and are being offered and issued pursuant to an exemption from registration contained in the Securities Act based upon the representation of Philips contained herein.

                  (ii) Philips is acquiring the Restricted Securities to be issued hereunder for its own account for investment and not with a view to the distribution thereof in violation of the Securities Act. Philips understands that it must bear the economic risk of the Restricted Securities unless the Restricted Securities are registered pursuant to the Securities Act, or an exemption from such registration is available, and that the Company has no present intention of registering any of the Restricted Securities. Philips further understands that there is no assurance that any exemption under the Securities Act will be available or, if available, that such exemption will allow it to dispose of or otherwise transfer any or all of the Restricted Securities under the circumstances, in the amounts or at the times Philips might otherwise propose.

                  (iii) By reason of its business or financial experience, Philips has the capacity to evaluate the merits of its acquisition of the Restricted Securities hereunder and has the ability to bear the economic risk (including the risk of total loss) of the value of the Restricted Securities.

                  (iv) Philips further covenants that it will not make any sale, transfer or other disposition of the Restricted Securities in violation of the provisions of this Section 12 or of the Securities Act, the Exchange Act or the rules of the SEC promulgated thereunder.

                  (v) Philips acknowledges that it is aware of Rule 144 promulgated under the Securities Act, which permits limited public resales or securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. Philips acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, compliance with the SEC's Regulation A or an exemption from registration will be required for any disposition of the Restricted Securities.

                  (vi) Philips acknowledges that the Company or its transfer agent will make a notation in its stock books regarding the restrictions on transfer set forth in this Section 12 and shall transfer such shares on the books of the Company only to the extent not inconsistent therewith.

                  (vii) Philips has the full power and authority to execute, deliver and perform this Agreement. This Agreement when executed and delivered by Philips will constitute a valid and legally binding obligation of Philips, enforceable in accordance with its terms.

                  (viii) Philips has reviewed with its own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. Philips is relying solely on such advisors and not any statements or representations of the Company or any of its agents and understands that Philips (and not the Company) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

                  Section 13. Right of Action. All rights of action in respect of this Agreement are vested in the respective registered holders of the Warrant Certificates; and any registered holder of any Warrant Certificate, without the consent of the holder of any other Warrant Certificate, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his rights relating to the Warrants, including his right to exercise the Warrants as provided in such Warrant Certificate and in this Agreement.

                  Section 14. Agreement of Warrant Certificate Holders. Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and with every other holder of a Warrant Certificate that:

                  (a) the Warrant Certificates are transferable only on the registry books of the Company if surrendered at the Designated Office, duly endorsed or accompanied by a proper instrument of transfer; and

                  (b) the Company may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

                  Section 15. Warrant Certificate Holder Not Deemed a Shareholder. No holder of any Warrant Certificate, as such, shall be entitled to vote, receive dividends or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise or conversion of the Warrants represented thereby, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the holder of any Warrant Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 18), or to receive dividends or subscription rights, or otherwise, until the Warrant or Warrants evidenced by such Warrant Certificate shall have been exercised in accordance with the provisions hereof.

                  Section 16. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

                  Section 17. Purchase of Warrants by the Company. The Company shall have the right, except as limited by applicable law or other agreements, to purchase or otherwise acquire Warrants at such time, in such manner and for such consideration as may be agreed to by the Company and any selling Warrant holder.

                  Section 18. Notice of Proposed Actions. In case the Company shall propose (a) to take any action which may require an adjustment in the Purchase Price or other terms of the Warrants pursuant to Section 9 or Section 11 of this Agreement, or (b) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each registered holder of a Warrant, in accordance with Section 19, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or
(b) above at least twenty days prior to the record date for determining holders of the Common Stock for purposes of such action, and in the case of any such other action, at least twenty days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier. The failure to give notice required by this Section 18 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action. Unless specifically required by Section 9, the Purchase Price, the number of shares covered by each Warrant and the number of Warrants outstanding shall not be subject to adjustment as a result of the Company being required to give notice pursuant to this Section 18.

                  Section 19. Notices. Notices or demands authorized by this Agreement to be given or made by the holder of any Warrant Certificate to or on the Company shall be in writing and shall be deemed given or made when delivered or on the third day following the date sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or on the date sent by facsimile transmission (provided that such facsimile transmission is promptly confirmed by telephone confirmation thereof) as follows:

                                 Navigation Technologies Corporation
                                 10400 W. Higgins Road
                                 Rosemont, IL 60018
                                 Tel:  (847) 699-7070
                                 Fax:  (847) 699-8057
                                 Attention:  General Counsel

Notices or demands authorized by this Agreement to be given or made by the Company to the holder of any Warrant Certificate shall be in writing and shall be deemed given or made on the third day following the date sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or, if the Warrant holder has provided the Company with a facsimile transmission address, on the date sent by facsimile transmission (provided that such facsimile transmission is promptly confirmed by telephone confirmation thereof).

                  Section 20. Supplements and Amendments. The Company and the Majority Warrant Holders may from time to time supplement or amend this Agreement without the approval of any other holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Majority Warrant Holders may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates.

                  (b) With the consent of the Majority Warrant Holders, the Company and such holders may modify this Agreement for the purpose of adding any provision to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the holders of the Warrant Certificates; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 9) upon which the Warrants are exercisable or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the registered holder of each outstanding Warrant affected thereby.

                  Section 21. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or Philips shall bind and inure to the benefit of their respective successors and assigns hereunder.

                  Section 22. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, Philips and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, Philips and the registered holders of the Warrant Certificates.

                  Section 23. Governing Law; Submission to Jurisdiction; Selection of Forum.

                  THIS AGREEMENT AND EACH WARRANT CERTIFICATE ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS LAWS GOVERNING CONFLICTS OF LAW.

                  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the state of New York for the county of New York, and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with
Section 18 of this Agreement.

                  Section 24. Counterparts. This Agreement may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  Section 25. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                            PHILIPS MEDIA SERVICES B.V.

                            By    /s/ Samuel J. Rozel
                                  --------------------------------------
                            Name:   Samuel J. Rozel
                            Title:  Attorney In Fact


                            NAVIGATION TECHNOLOGIES CORPORATION

                            By    /s/ Ronald A. Brumback
                                  --------------------------------------
                            Name:   Ronald A. Brumback
                            Title:  President

                            By    /s/ Thomas A. Lerone
                                  --------------------------------------
                            Name:   Thomas A. Lerone
                            Title:  Vice President and
                                    Chief Financial Officer